Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Broadcom Corporation for the registration of 4,172,537 shares of its Class A common stock and to the incorporation by reference therein of our reports dated January 27, 2004 (except Notes 13 and 16, as to which the date is March 12, 2004), with respect to the consolidated financial statements and schedule of Broadcom Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Orange County, California

October 5, 2004